Exhibit 24

POWERS OF ATTORNEY

Know All Men By These Presents, that each person whose signature appears below constitutes and appoints John R. Barnett and Sally B. Wignall, or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities noted below to sign the Protective Insurance Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any and all amendments thereto, required to be filed pursuant to the requirements of Sections 12(g), 13, or 15(d) of the Securities and Exchange Act of 1934, as amended, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

Signature and Title	Date

/s/ Jeremy D. Edgecliffe-Johnson	March 11, 2021
Jeremy D. Edgecliffe-Johnson, Chief Executive Officer and Director

/s/ Steven J. Bensinger	March 11, 2021
Steven J. Bensinger, Director

/s/ Stuart D. Bilton	March 11, 2021
Stuart D. Bilton, Director

/s/ Otto N. Frenzel IV	March 11, 2021
Otto N. Frenzel IV, Director

/s/ Stephen J. Gray	March 11, 2021
Stephen J. Gray, Director

/s/ LoriAnn Lowery-Biggers	March 11, 2021
LoriAnn Lowery-Biggers, Director

/s/ David W. Michelson	March 11, 2021
David W. Michelson, Director

/s/ John D. Nichols, Jr.	March 11, 2021
John D. Nichols, Jr., Director, Chairman of the Board of Directors

/s/ James A. Porcari III	March 11, 2021
James A. Porcari III, Director

/s/ Nathan Shapiro	March 11, 2021
Nathan Shapiro, Director

/s/ Robert Shapiro	March 11, 2021
Robert Shapiro, Director